Pricing Supplement No.                      D0001
Dated                                       November 12, 2004
Rule 424(b)(3)
File No.                                    333-119615

(To Prospectus and Prospectus Supplement dated November 1, 2004)

                                    CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series D (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $45,000,000.00
Issue Price:                                         100.00%
Proceeds to Company on original issuance:   $44,842,500.00
Commission:                                 $   157,500.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as principal
       |x|  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                       Global
Original Issue Date:                November 17, 2004
Stated Maturity:                    November 2, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 1st of every Feb/May/Aug/Nov
                                    (provided such dates are business days
                                    in New York)

First Interest Payment Date:        February 1, 2005
Accrue to Pay:                      Yes
Indexed Principal Note:
Type of Interest on Note:           Floating Rate
Interest Rate (Fixed Rate Notes):   N/A
Base Rate (Floating Rate Notes):    LIBOR Telerate
Calculation Agent:                  Citibank
Computation of Interest:            Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:               Quarterly on each interest payment date.
Rate Determination Dates:           2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity for First Coupon:    Straight-line interpolation between
                                    USD 2 and 3 Month LIBOR
Index Maturity for Subsequent
Coupons:                            USD 3 Month LIBOR

Spread:                             + 12 basis points (for all coupons)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                         No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                            No
Renewable Note:                             No
Optional Extension of Maturity:             No

Optional Redemption:                        No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                         No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                              No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:                                      17307EBJ1